UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported)	July 28, 2005

Auto Underwriters of America, Inc.

(Exact name of registrant as specified in its charter)

California	0-11582	94-2915849

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2755 Campus Drive, Suite 155 San Mateo, California	94403

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 377-4381

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

            William J. Kellagher (age 45) was appointed as a Director by our Board of Directors on July 28, 2005 and has served as our Executive Vice President since December 2002.  Before that, Mr. Kellagher served as President and Chief Executive Officer of Epic Financial Services since 1996, a non-prime automobile finance company that he co-founded.  From 1987 to 1995, he served as Chief Executive Officer of TruCare Health Systems, Inc., a Dallas, Texas based comprehensive rehabilitation company that provided physical, occupational and speech therapy services to hospitals, long-term care facilities, home health and privately owned clinics.  He co-founded TruCare and was responsible for growing the business to $23 million in annual revenues and $1.2 million in earnings in 1995.  From 1985 to 1987, Mr. Kellagher was a registered broker and financial consultant at Merrill Lynch, where he specialized in small business offerings and managed a portfolio in excess of $15 million.  Mr. Kellagher received a B.S. in Administration and Finance from the University of Houston in 1981.

            Also on July 28, 2005, Michael B. Cloud (age 43) was appointed as our Chief Financial Officer by our Board of Directors.  Mr. Cloud served as Assistant Secretary and Controller for America’s Car Mart (Nasdaq: CRMT) since 1990, a public holding company with primary operations consisting of the sale and financing of used automobiles.  From 1988 to 1989, he served as Assistant Controller for Colonial Savings and Loan.  From 1986 to 1988, he served as an auditor for the accounting firm of Peat, Marwick, Mitchell & Co.  Mr. Cloud received a bachelor’s degree in accounting from Southwest Texas State University in 1986.

SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTO UNDERWRITERS OF AMERICA, INC.

Dated: August 2, 2005	By: /s/ Dean Antonis
Dean Antonis
President